As filed with the Securities and Exchange Commission on June 2, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

U.S. CONCRETE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2925 Briarpark, Suite 1050 Houston, Texas (Address of Principal Executive Offices) 77042 (Zip Code)	76-0586680 (I.R.S. Employer Identification No.)

U.S. CONCRETE, INC. 2008 INCENTIVE PLAN
(Full title of the plan)

Curt M. Lindeman
Vice President, General Counsel and Corporate Secretary
U.S. Concrete, Inc.
2925 Briarpark, Suite 1050
Houston, Texas 77042
(Name and address of agent for service)
(713) 499-6200
Fax: (713) 499-6201
(Telephone number, including area code,
of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Proposed
Title of	Amount	Proposed Maximum	Maximum	Amount of
Securities to be	to be	Offering Price Per	Aggregate	Registration
Registered	Registered(1)	Share(2)	Offering Price(2)	Fee
Common Stock (par value $.001 per share)(3)	2,500,000	$4.765	$11,912,500	$468.16

(1)	Pursuant to Rule 416(a), this Registration Statement shall be deemed to cover an indeterminable number of additional shares that may become issuable pursuant to the anti-dilution provisions of the U.S. Concrete, Inc. 2008 Incentive Plan (the “Plan”). In accordance with General Instruction E to Form S-8, this Registration Statement also covers additional shares that may be carried forward to the Plan from the 1999 Incentive Plan of U.S. Concrete, Inc. and the 2001 Employee Incentive Plan of U.S. Concrete, Inc., which have been registered under three separate registration statements of U.S. Concrete, Inc. on Form S-8 (Registration Nos. 333-83273, 333-60710 and 333-121458). U.S. Concrete, Inc. paid filing fees totaling $10,865.88 in connection with those prior registration statements.

(2)	Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee and based on the average of the high and low sales price of the shares of Common Stock of U.S. Concrete, Inc. quoted on the Nasdaq National Market on May 27, 2008.

(3)	Includes the associated rights to purchase preferred stock.

PART I
PART II
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX
Incentive Plan
Form of Non-Qualified Stock Option Award Agreement for Employees
Form of Non-Qualified Stock Option Award Agreement for Directors
Form of Restricted Stock Award Agreement for Officers and Key Employees
Form of Restricted Stock Award Agreement for Employees
Opinion of Baker Botts L.L.P.
Consent of PricewaterhouseCoopers LLP

EXPLANATORY NOTE
     This Registration Statement is being filed by U.S. Concrete, Inc. (“U.S. Concrete”) to register: (1) 2,500,000 shares of common stock, par value $.001 per share, of U.S. Concrete that may be issued pursuant to the U.S. Concrete, Inc. 2008 Incentive Plan (the “2008 Plan”); (2) pursuant to Rule 416(a), an indeterminable number of additional shares that may become issuable pursuant to the anti-dilution provisions of the 2008 Plan; and (3) in accordance with General Instruction E to Form S-8, additional shares previously registered pursuant to three separate registration statements (Reg. Nos. 333-83273, 333-60710 and 333-121458) (the “Prior Registration Statements”) relating to the 1999 Incentive Plan of U.S. Concrete, Inc. and the 2001 Employee Incentive Plan of U.S. Concrete, Inc., which shares may be carried forward and issued under the 2008 Plan. The registration of the offering of shares under the Prior Registration Statements, along with the respective registration fees, shall be transferred (to the extent such shares are issued under this Registration Statement) to this Registration Statement for the offer and sale of such shares under the 2008 Plan. In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statements, each as amended, are hereby incorporated by reference into this Registration Statement, except to the extent modified by the information set forth below.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Note: The document(s) containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant will furnish to the SEC or its staff a copy or copies of all of the documents included in that file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     This Registration Statement incorporates herein by reference the following documents, which have been filed with the SEC by U.S. Concrete, Inc., a Delaware corporation, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):
          1. U.S. Concrete’s Annual Report on Form 10-K for the year ended December 31, 2007;
          2. U.S. Concrete’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;
          3. U.S. Concrete’s Current Reports on Form 8-K, as filed with the SEC on January 22, 2008, February 21, 2008 (as amended by Form 8-K/A filed wit the SEC on February 26, 2008), April 14, 2008 and May 22, 2008;
          4. The description of U.S. Concrete’s Common Stock, par value $.001 per share (“Common Stock”), contained in U.S. Concrete’s Registration Statement on Form 8-A, as filed with the SEC on May 11, 1999; and
          5. The description of the Rights to Purchase Series A Junior Participating Preferred Stock of U.S. Concrete contained in U.S. Concrete’s Registration Statement on Form 8-A, as filed with the SEC on May 11, 1999.
     Each document filed by U.S. Concrete pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.
     Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not Applicable.
Item 5. Interests of Named Experts and Counsel
     Not Applicable.
Item 6. Indemnification of Directors and Officers
Delaware General Corporation Law
     Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and others in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify that director or officer against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.
     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.
Certificate of Incorporation and Bylaws
     Article Seventh of U.S. Concrete’s restated certificate of incorporation states that:
          No director of the Corporation will be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing provisions will not eliminate or limit the liability of a director (a) for any breach of that director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, as the same exists or as that provision hereafter may be amended, supplemented or replaced, or (d) for any transactions from which that director derived an improper personal benefit. If the DGCL is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, will be limited to the fullest extent permitted by that law, as so amended. Any repeal or modification of this Article Seventh by the stockholders of the Corporation will be prospective only and will not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of that repeal or modification.
     In addition, Article VI of U.S. Concrete’s amended and restated bylaws further provides that U.S. Concrete shall indemnify its officers, directors and employees to the fullest extent permitted by applicable law.
Indemnification Agreements and Insurance
     U.S. Concrete has entered into indemnification agreements with each of its directors and various of its executive officers, including its Chief Executive Officer and Chief Financial Officer. These indemnification agreements generally provide U.S. Concrete’s directors and executive officers with contractual rights of indemnification to the same extent provided by Section 145 of the Delaware General Corporation Law and Article VI of U.S. Concrete’s amended and restated bylaws.
     Agreements U.S. Concrete may enter into with underwriters, dealers and agents who participate in the distribution of U.S. Concrete’s securities may contain provisions relating to the indemnification of U.S. Concrete’s officers and directors.
     U.S. Concrete also maintains directors’ and officers’ liability insurance for its directors and officers that protects them from certain losses arising from claims or charges made against them in their capacities as directors or officers of U.S. Concrete.

Item 7. Exemption from Registration Claimed
     Not Applicable.
Item 8. Exhibits
     The following documents are filed as a part of this registration statement or incorporated by reference herein:

Exhibit
No.	Description

4.1*	—	Restated Certificate of Incorporation of U.S. Concrete (incorporated by reference to Exhibit 3.1 to U.S. Concrete’s Current Report on Form 8-K filed on May 9, 2006 (File No. 000-26025)).

4.2*	—	Amended and Restated Bylaws of U.S. Concrete, as amended (incorporated by reference to Exhibit 4.2 to U.S. Concrete’s Post Effective Amendment No. 1 to Registration Statement on Form S-3 (Reg. No. 333-42860)).

4.3*	—	Form of Certificate representing Common Stock of U.S. Concrete (incorporated by reference to Exhibit 4.1 to U.S. Concrete’s Registration Statement on Form S-1 (Registration No. 333-74855)).

4.4*	—	Rights Agreement by and between U.S. Concrete and American Stock Transfer & Trust Company, including the form of Rights Certificate attached as Exhibit B thereto (incorporated by reference to Exhibit 4.4 to U.S. Concrete’s Registration Statement on Form S-1 (Registration No. 333-74855)).

4.5*	—	Restated Certificate of Designations of Series A Junior Participating Preferred Stock of U.S. Concrete (incorporated by reference to Exhibit 3.3 to U.S. Concrete’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 (File No. 000-26025)).

4.6	—	U.S. Concrete, Inc. 2008 Incentive Plan

4.7	—	Form of Non-Qualified Stock Option Award Agreement for Employees.

4.8	—	Form of Non-Qualified Stock Option Award Agreement for Directors.

4.9	—	Form of Restricted Stock Award Agreement for Officers and Key Employees.

4.10	—	Form of Restricted Stock Award Agreement for Employees.

5.1	—	Opinion of Baker Botts L.L.P.

23.1	—	Consent of PricewaterhouseCoopers LLP

23.2	—	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1	—	Powers of Attorney (included on the signature pages hereof).

*	Incorporated herein by reference as indicated.

Item 9. Undertakings
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 2nd day of June, 2008.

U.S. CONCRETE, INC.
By:	/s/ Michael W. Harlan
Michael W. Harlan
President and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints Michael W. Harlan, Robert D. Hardy and Curt M. Lindeman and each of them, each of whom may act without the joinder of the others, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933 and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 2nd day of June, 2008.

Signature	Title

/s/ Michael W. Harlan Michael W. Harlan	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Robert D. Hardy Robert D. Hardy	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ William T. Albanese William T. Albanese	Vice President of Business Development — Northern California and Director

Signature	Title

/s/ Vincent D. Foster Vincent D. Foster	Director

/s/ John M. Piecuch John M. Piecuch	Director

/s/ T. William Porter, III T. William Porter, III	Director

/s/ Mary P. Ricciardello Mary P. Ricciardello	Director

/s/ Murray S. Simpson Murray S. Simpson	Director

EXHIBIT INDEX

Exhibit
No.	Description

4.1*	—	Restated Certificate of Incorporation of U.S. Concrete (incorporated by reference to Exhibit 3.1 to U.S. Concrete’s Current Report on Form 8-K filed on May 9, 2006 (File No. 000-26025)).

4.2*	—	Amended and Restated Bylaws of U.S. Concrete, as amended (incorporated by reference to Exhibit 4.2 to U.S. Concrete’s Post Effective Amendment No. 1 to Registration Statement on Form S-3 (Reg. No. 333-42860)).

4.3*	—	Form of Certificate representing Common Stock of U.S. Concrete (incorporated by reference to Exhibit 4.1 to U.S. Concrete’s Registration Statement on Form S-1 (Registration No. 333-74855)).

4.4*	—	Rights Agreement by and between U.S. Concrete and American Stock Transfer & Trust Company, including the form of Rights Certificate attached as Exhibit B thereto (incorporated by reference to Exhibit 4.4 to U.S. Concrete’s Registration Statement on Form S-1 (Registration No. 333-74855)).

4.5*	—	Restated Certificate of Designations of Series A Junior Participating Preferred Stock of U.S. Concrete (incorporated by reference to Exhibit 3.3 to U.S. Concrete’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 (File No. 000-26025)).

4.6	—	U.S. Concrete, Inc. 2008 Incentive Plan

4.7	—	Form of Non-Qualified Stock Option Award Agreement for Employees.

4.8	—	Form of Non-Qualified Stock Option Award Agreement for Directors.

4.9	—	Form of Restricted Stock Award Agreement for Officers and Key Employees.

4.10	—	Form of Restricted Stock Award Agreement for Employees.

5.1	—	Opinion of Baker Botts L.L.P.

23.1	—	Consent of PricewaterhouseCoopers LLP

23.2	—	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1	—	Powers of Attorney (included on the signature pages hereof).

*	Incorporated herein by reference as indicated.